Apollo Medical Holdings, Inc. Announces Affiliate’s Entry into Agreement to Acquire All American Medical Group and For Your Benefit

ALHAMBRA, Calif., September 26, 2022 /PRNewswire/ -- Apollo Medical Holdings, Inc. (“ApolloMed,” and together with its subsidiaries and affiliated entities, the “Company”) (NASDAQ: AMEH), a leading physician-centric, technology-powered healthcare company focused on enabling providers in the successful delivery of value-based care, today announced that it and its affiliated California medical corporation have entered into a definitive agreement to acquire 100% of the fully diluted capitalization of All American Medical Group (“AAMG”) and For Your Benefit, Inc. (“FYB”), as well as certain related managed care assets.

AAMG is a primary and specialty care physicians’ group focused on providing high-quality, culturally competent care to local communities in the San Francisco Bay Area. FYB is affiliated with AAMG and is licensed by the California Department of Managed Health Care as a full-service Restricted Knox-Keene licensed health plan, which enables FYB to assume full financial responsibility, including both professional and institutional risk, for the medical costs of its members under the Knox-Keene Health Care Service Plan Act of 1975. The Company anticipates closing this series of transactions by the end of the first quarter of 2023, subject to regulatory approval, and will fund the transactions through a combination of cash on hand and stock.

The investment and partnership with AAMG and FYB will bring over 15,000 Medicare Advantage, Commercial, and Medicaid patients in the City and County of San Francisco and San Mateo County under ApolloMed’s umbrella of services, further expanding the Company’s presence in Northern California following the recent acquisitions of Access Primary Care Medical Group and Jade Health Care Medical Group. With the addition of AAMG and FYB to the ApolloMed family, ApolloMed will serve over 30,000 members in the San Francisco Bay Area.

Brandon Sim, Co-Chief Executive Officer of ApolloMed, stated, “We are incredibly excited to partner with the over 250 mission-driven physicians at AAMG and FYB, allowing us to combine our core competency of managing a patient’s total health with AAMG’s decades of leadership in the community and its ability to provide high-quality, culturally competent care. The benefits for patients will be multifold: firstly, we will further broaden our already expansive network to include the most trusted doctors in San Francisco and San Mateo counties, providing more high-quality choices to our members. In addition, by assuming financial responsibility for a patient’s entire care continuum—in both professional and institutional settings—we will be even better positioned to coordinate and deliver the best possible care for our patients. AAMG and FYB are known not only for their stellar reputation in providing accessible healthcare to local citizens but also for their deep involvement in the community. They provide patients with access to in-person and online health education and resources to promote healthy living in their communities and, with their non-profit partner Chinese Community Health Care Association, award grants that help fund programs geared towards educating the community on health-related topics. We are honored to have the opportunity to continue supporting these types of healthcare advocacy and education initiatives.”

Dr. Man-Kit Leung, Chairman of AAMG, added, “We are thrilled to join ApolloMed and its extensive end-to-end care delivery network. ApolloMed is a leader in empowering providers in the delivery of value-based care, and our physicians look forward to onboarding onto the ApolloMed platform, which will bring numerous advantages in care management and patient data analysis. We believe joining the ApolloMed family will enable our providers to put greater focus on doing what they love—serving their patients—while allowing them to continue running their independent practices.”

Dr. Edmund Tsoi, CEO and Chairman of FYB, added, “We look forward to becoming a part of the ApolloMed family with whom our physicians will join forces to continue striving to provide superior patient experience and clinical outcomes for the local community. FYB’s full-service Restricted Knox-Keene license opens up a number of potential opportunities for our combined company, allowing us to assume global risk for our members by managing their full spectrum of care. I am excited to see this partnership take off and transform how healthcare is delivered nationwide.”

About Apollo Medical Holdings, Inc.
ApolloMed is a leading physician-centric, technology-powered, risk-bearing healthcare management company. Leveraging its proprietary end-to-end technology solutions, ApolloMed operates an integrated healthcare delivery platform that enables providers to successfully participate in value-based care arrangements, thus empowering them to deliver high quality care to patients in a cost-effective manner.

Headquartered in Alhambra, California, ApolloMed's subsidiaries and affiliates include management services organizations (MSOs), affiliated independent practice associations (IPAs), and entities participating in the Centers for Medicare & Medicaid Services Innovation Center (CMMI) innovation models. For more information, please visit www.apollomed.net.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, such as statements about the Company's acquisition strategy, continued growth, operational focus and strategic growth plans. Forward-looking statements reflect current views with respect to future events and financial performance and therefore cannot be guaranteed. Such statements are based on the current expectations and certain assumptions of the Company's management, and some or all of such expectations and assumptions may not materialize or may vary significantly from actual results. Actual results may also vary materially from forward-looking statements due to risks, uncertainties and other factors, known and unknown, including the risk factors described from time to time in the Company's reports to the Securities and Exchange Commission (“SEC”), including, without limitation the risk factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, and any subsequent quarterly reports on Form 10-Q.

FOR MORE INFORMATION, PLEASE CONTACT:
Investor Relations
(626) 943-6491
investors@apollomed.net

Carolyne Sohn, The Equity Group
(415) 568-2255
csohn@equityny.com